EXHIBIT 10.19

COOPERATION AGREEMENT ON SMS SERVICE

BETWEEN

GUANGDONG MOBILE COMMUNICATION CO., LTD.

AND

SHANGHAI JI DA NETWORK TECHNOLOGY CO., LTD.

Party A: Guangdong Mobile Communication Corporation

Party B: Shanghai Ji Da Network Technology Co., Ltd.

Dated: November 7, 2002

Guangdong Mobile Communications Corporation (hereinafter referred to as the “Party A”) is a network operation company that has been approved by the Chinese authority in charge of information industry under the State Council to provide mobile network telephone services (including voice message, data and multimedia) to the general public within Guangdong province.

Shanghai Ji Da Network Technology Co., Ltd (Hereinafter referred to as the “Party B”) uses wireless interconnections as its major platform to provide a range of mobile message services to customers who can access the Internet via mobile or PCs.

For the purposes of giving full play of the advantage of each Party in its service area and providing Monternet SMS to customers of Go Tone and M-Zone in Guangdong and others permitted by Party A, the Parties, based on the principle of equal benefit, advantages sharing, and mutual development, enter into the following agreement with respect to SMS cooperation.

ARTICLE 1 COOPERATION PROJECT

1.	As a provider of the platform for the delivery of SMS, Party A will provide networking channel to Party B for a fee.

2.	Party B shall, through Party A’s SMS platform, provide the following information and application services to Go Tone, M-Zone users of Party A and others agreed by Party A. Party B shall according to subscribers’ customization requirement, provide subscribers with timely information services with sound quality and quantity.

3.	Party A shall use its billing and business supporting system to provide Party B with paid business billing and fee collection services.

ARTICLE 2 PARTY A’S RIGHTS AND OBLIGATIONS

1.	Party A shall have the right to verify operation License for internet information services or operation license for telecom value-added services, credit certificate, business license, source of information, bank account and other materials relating to the normal operation of business provided by Party B.

2.	Party A shall provide Party B with the connection point for SMS services and SMS service volume control. Party A has the right to adjust SMS service volume according to the capability of its SMS center.

3.	Any expansion of Party B’s business offerings or its application to alter its business shall be subject to Party A’s review within 10 days upon submission of related materials by Party B.

4.	Party A shall have the ownership of its subscribers and the right to know about Party B’s business. Party A has the right to request Party B to provide Party A with customer information, business profile, log and statistics relating to Party B’s Monternet service.

5.	Party A shall have the right to stipulate measures for the management of the Monternet services and to examine the performance standards and the documentation with respect to customer services; Party A also have the right to require Party B to observe and implement the above mentioned measures and standards. Party A shall carry out 1-2 performance reviews on Party B each year according to the management requirements mentioned above.

6.	Party A shall provide Party B with a system to identify and verify user registration and log-on information, which system shall be connected with Party B’s content service system, and the subscriber data recorded by such system shall be the controlling information on the subscribers’ usage of Party B’s services.

7.	Party A shall provide Party B with a customer service number for the customer to make complaint and enquiry calls. Party A’s customer service center shall be the party to make final confirmation and distribution of Monternet customer service problems. Party B’s customer service personnel or customer service system shall assist Party A to analyze and deal with complaints and enquiries relating to relevant customer services. Party A has the right to forward such customer complaints and enquiries not arising from network communication problems. Party A shall be liable for such customer enquiries and complaints due to network communication problems.

8.	Party A shall collect the service fee from subscribers for Party B based on Party A’s billing information.

9.	Party A shall provide to Party B, on a monthly basis, the volume information at its SMS gateway recording the amount of SMS sent by Party B; Party A’s information will be the basis for the settlement of SMS communication network fee.

10.	Party A has the right to verify the profit forecast of the Parties provided by Party B to Party A prior to the activation of the service to be provided by Party A.

11.	Party A and Party B can jointly engage in marketing and customer advertisement. Party A has the right to request Party B to identify the brand of “MONTERNET” upon Party A’s examination and approval. In the event that Party B’s promotion and advertisement involves the corporate name and other brand specifications of Party A, it shall be subject to Party A’s prior examination and approval.

ARTICLE 3 PARTY B’S RIGHTS AND OBLIGATIONS

1.	Party B shall provide Party A with true and reliable operation license for internet information services or operation license for telecom value-added services, credit certificate, business license, source of information and bank account and other materials relating to the normal operation of business, and guarantee that the billing for such information services is in compliance with relevant provisions of the State pricing authority.

2.	Party B shall observe the State’s policies, regulations and orders related to telecom and Internet information. Party B shall ensure that the contents of the information it provides are not against policies, regulations and orders of China. Party A cannot make use of Party A’s system to send the nine kinds of illegal information listed in <Information source networking information safety and security liability statement>(Appendix 4). Party B shall be liable for filtrating the contents of information it provides to customers (including the contents customers edit through the internet of Party B) and preventing all kinds of unhealthy and illegal information.

3.	Party B shall provide Party A with its preliminary response within 2 hours of receiving customer complaints and verify the reasons for the problems underlying such complaints within one working day.

4.	Party B shall verify the true identity of users and display calling number along with the SMS. The SMS using the anonymous name or merely displaying pet name are prohibited to immediately send to other users’ mobile phone (except chatting operation of dummy community).

5.	Party B shall strictly control the function of group SMS service and ensure a piece of SMS can be reached by at most 1-2 calling numbers.

6.	During the term of this Agreement, Party B shall not interconnect the applying service of its mobile data with any third parties through any channels or any means; Party B must create a separate database for Party A’s subscribers (135-139) that is separate from that for the subscribers of any third parties. Further, Party B shall not provide any Monternet services to any third parties any time through any means.

7.	During the term of this Agreement, Party B shall not publish advertisement or other non-relevant information on its website. Any supplement to Party B’s business and application for business alteration shall be subject to Party A’s review and approval, and shall be verified by Party A’s billing examination. Party B shall timely deliver to Party A such business materials that require Party B’s resolution. (As of the date of this Agreement, basic information provided by Party B is listed as Exhibit 3 hereto.)

8.	During the term of this Agreement, Party B shall provide Party A with reports on the customer development, customer category, customer habit, business forecast and subscriber information necessary for the administration of Party B’s services, and ensure timely upgrade of Party A’s customer database. Party A shall keep such information confidential in accordance with Article 6 “Confidential Information.” Party B shall be responsible for providing system to keep a log of the required information mentioned above and shall keep historical records for at least one month.

9.	Party B shall ensure that customers are informed of the price, content and the manner through which its services are provided prior to the delivery of its services.

10.	Under the principle of customer’s free will, Party B shall obtain customer’s consent before providing its services and shall, according to subscribers’ customization requirements, provide subscribers with timely, quality and the correct quantity of information services.

11.	Party B shall observe Party A’s measures with respect to the management of the Monternet services and standards of customer service and documentation; in addition, Party B shall be subject to Party A’s inspection and supervision. If, for whatever reason, Party B withdraws from Monternet service (including be obliged to withdraw in Party A’s check), Party B must provide a one-month grace period to continue its service and make a website announcement on its website (WWW / WAP) or other channels to keep Party A’s subscribers informed.

12.	Party B shall handle customer enquiries and complaints not resulting from network communication problems and establish effective channels for complaints that will be directed to Party A’s customer service center. Party B shall assume the ultimate liability to customers for such customer complaints for which neither Party A nor Party B can give a reasonable explanation.

13.	Party B shall be liable for providing the listing of information fee collection about customer SMS information service to Party B. The listing form must be in line with the data form provided by Party A.

14.	Party B shall be solely liable for tax payment on its profit.

15.	Party B shall issue a formal invoice to Party A for such information service fees collected from Party A.

16.	Party B shall actively engage itself in marketing and customer promotion. The content of Party B’s promotion and advertisement materials shall include the “MONTERNET” brand as required by Party A.

17.	Within 6 months after the effectiveness of this Agreement, Party B shall not conduct the same or similar WAP services within Guangdong province for any third party.

ARTICLE 4 MAINTENANCE RESPONSIBILITY

1.	Responsibilities for maintenance shall be divided at the point where the equipment of the parties connects; each Party shall perform its respective obligations to ensure the normal operation of their services.

2.	Detailed responsibilities of the parties are listed in Exhibit 1 hereto.

ARTICLE 5 BILLING AND SETTLEMENT

1.	Party A shall be entitled to various communication fees arising from the use of Party A’s communication network by its subscribers or by Party B. Party B shall be entitled to information service fees paid by the subscribers. Party A shall collect information service fees on Party B’s behalf and charge certain fees for such fees collection service.

2.	If subscribers refuse to pay the information service fees due to problems with the quality of Party B’s service, such unpaid amount shall be deducted from Party B’s share of the information fees.

3.	If Party B fails to transmit its information services in accordance with the time and format requirements of Party A, Party A will not include such amount in the information fees collected for Party B and Party B shall be solely liable for any consequence arising therefrom.

4.	Detailed method for billing and settlement is set forth in Exhibit 2 hereto.

ARTICLE 6 REWARD AND PUNISHMENT PROVISIONS

1.	The occurrence of any of the following shall empower Party A to order Party B’s rectification and to deduct the information service fees to be collected by Party A as the case may be appropriate. If the circumstance is serious, Party A shall be empowered to immediately terminate the cooperation between the Parties.

(1)	Party B violates the policies, decrees or regulations related to the state telecom and Internet information.

(2)	The information content provided by Party B breaches the relative laws, statutes, policies of the state and Party B uses Party A’s system to send the nine categories illegal information illuminated in <Information source networking information safety and security liability statement>(Appendix 4) hereto.

(3)	Party B collects the fees from the customers by mistakes which are serious.

(4)	The customers make serious complain about Party B’s service quality.

(5)	Party B does not use Party A’s corporation name and other brand standard in accordance with the relevant provisions in its publicity and advertisement, which will incur a bad social impact.

(6)	Party B makes Party A’s mobile data application business interconnected with a third party. Or Party B unilaterally gets the Monternet business interconnected among third parties in disguised form through various kind of operation (including SMS chat, self-editing short message, sending out short message through the internet etc.)

(7)	Party B’s system work of debugging, opening and modification has the serious impacts on the customers and causes the customers’ strong complaint.

(8)	Party B’s system work of debugging, opening and modifying causes the breakdown of Party A’s network system.

(9)	Other behaviors of Party B that are in violation of this Agreement.

2.	The occurrence of any of the following shall empower Party A to terminate the cooperation between the Parties or refuse to renew this Cooperation Agreement:

(1)	Party B provides Party A with fake operation license for internet information services or operation license for telecom value-added services, credit certificate, business license, source of information and bank account and other materials relating to the normal operation of business, and Party B’s billing for such information services is not in compliance with relevant provisions of the State pricing authority.

(2)	Party B’s result stands in the last five positions in two consecutive review by Party A, and the rectification by Party B makes no effect.

(3)	During the term of this Agreement, Party B fails to achieve the Parties profit forecast data submitted by Party B to Party A prior to activation of the business and no effect is made upon Party A’s written warning.

(4)	During the term of this Agreement, Party B has other fraud conducts and incurs serious results.

3.	If Party B ranks among the top 10 in Party A’s review, Party A shall provide resources to support Party B in its business promotion in priority and Party A shall give preferential consideration to Party B’s other requests.

4.	If Party B effectively performs the relevant terms and conditions hereunder and the average annual rate of customer complaints on Party B’s SMS service is low, Party A shall give preferential consideration to extend this Agreement with Party B.

ARTICLE 7 CONFIDENTIALITY

1.	Both parties shall be responsible to keep confidential all the customer materials obtained from such services.

2.	Proprietary information received by one Party from the other Party (the “Disclosing Party”) that is developed, created, discovered or learned by the Disclosing Party, or transferred to the Disclosing Party, and is of commercial value to the business of the Disclosing Party, including but not limited to relevant commercial secret, computer program, design techniques, idea, know-how, process, data, business and product development plan, customer information relating to the business of the Disclosing Party and other information, or confidential information that the Disclosing Party receives from another party, shall remain the property of the Disclosing Party, the other Party shall keep confidential any and all proprietary information, and without prior written consent of the Disclosing Party, shall not use or disclose such proprietary information to any individual or entity, except for the purpose of normal performance of the obligations hereunder.

3.	Both parties shall be responsible to keep confidential this cooperation and the terms and conditions of this Agreement. Without prior written consent of the other Party, neither Party shall disclose to any third party details of the cooperation between the parties and the terms and conditions of this Agreement.

ARTICLE 8 LIABILITY FOR BREACH

1.	If this Agreement cannot be performed due to any Party’s violation of this Agreement, the other Party shall have the right to terminate this Agreement.

2.	If any party breaches any obligations under this Agreement and incurs bad social impact or economic losses to the other party, the other party shall have the right to hold the breaching party responsible for such breach, requires the breaching party to reverse such impact and make corresponding compensations, and to terminate this Agreement.

ARTICLE 9 FORCE MAJEURE

Any party hereto shall not be held responsible for the other party’s economic losses or the failure or delay to perform all or any part of this Agreement due to force majeure events that could not be predicted and the result of which cannot be controlled or prevented. However, the party affected by such force majeure events shall promptly provide the other party with written notice of such occurrence and, within 15 days thereafter, send a valid certificate issued by the relevant authority explaining the details of such events and the reason for its failure or delay to perform all or any part of this Agreement. Both Parties shall negotiate the performance or termination of this Agreement according to the degree of impact on the performance hereof caused by such events.

ARTICLE 10 AMENDMENT OR MODIFICATION

1.	During the cooperation between the parties, relevant business management requirements and relevant customer management requirements stipulated by Party A for the Monternet shall be incorporated as a supplement hereto. If there is any conflict between the provisions of this Agreement and the management requirements, the management requirements shall prevail. Both parties agree to negotiate on the conflicting provisions, and execute a supplemental agreement.

2.	If any party hereof intends to modify or terminate this Agreement, it shall provide written notice to the other party at least 15 days prior thereto. Notice in oral form shall be invalid. Any dispute arising from the termination of this Agreement shall be negotiated in order to reach a resolution between the parties.

3.	Any issues not included in this Agreement shall, upon agreement through amicable negotiations between the parties, be included as a written supplement hereto.

4.	This Agreement shall be governed by the laws of the People’s Republic of China. If the Parties hereto fail to reach an agreement in the event of any dispute, either Party may file a lawsuit before the court of the place where Party A is located.

5.	This Agreement shall become effective after it is signed by the representative of the Parties and affixed with the official seal of the Parties, the term hereof shall be one year, which is renewable upon agreement by both Party A and Party B through consultation.

6.	This Agreement and Exhibits hereto are in four originals, each of Party A and Party B holds two originals thereof, with the equal legal effect.

EXHIBIT 1: MAINTENANCE RESPONSIBILITIES

EXHIBIT 2: BILLING AND SETTLEMENT

EXHIBIT 3: BASIC INFORMATION AND PRICE OF PARTY B’S COMPANY

EXHIBIT 4: INFORMATION SOURCE NETWORKING INFORMATION SAFETY AND

SECURITY LIABILITY STATEMENT

Party A(seal): GUANGDONG MOBILE COMMUNICATIONS CORPORATION

Authorized Representative:	/s/ Lin Zhenhui

Date: Sep. 28, 2002

Party B(seal): SHANGHAI JI DA NETWORK TECHNOLOGY CO., LTD

Authorized Representative:	/s/ Victor Wang

Date: Nov. 6, 2002

EXHIBIT 1

MAINTENANCE RESPONSIBILITIES

I.	DIAGRAM OF THE MAINTENANCE SECTIONS

II.	PARTY A’S RIGHTS AND OBLIGATIONS

1.	Party A is to answer for the soft and hard systems needed by Party A.

2.	Party A shall assist Party B to connect LOC from the gateway of SMS to the server of Party B.

3.	Party A is liable for opening the interrelated agreement standard of its SMS gateway and interface standard to Party B.

4.	Party A is liable for the normal net communication including the SMS platform, and the net malfunction non-caused by Party B. For any amount of short messages abnormal and overloaded which influence the safety of net running of Party A, Party A holds the right of limiting transmission.

5.	Party A shall provide statistics for the information transmission volume through Party A’s telecommunications channel, and ensure the reliability and timeliness of such statistics data, and assume responsibilities for any damages arising therefrom.

6.	Party A shall notify Party B in advance for any transmission interruption resulting from testing, maintenance or other foreseeable reasons, including the reason, time and period for such transmission interruption.

7.	Party A shall immediately notify Party B of any transmission interruption caused by unforeseeable reasons such as problems with network switch or other network problems.

III.	RESPONSIBILITIES AND RIGHTS OF Party B

1.	Party B shall be responsible for the construction and maintenance of its own system, including all hardware equipment, system testing, connecting, maintenance, daily service management, marketing promotion and expenses.

2.	Party B shall be responsible for the connection between Party B’s system and Party A’s WAP platform and expenses for the application, lease and maintenance of relevant telecommunication lines.

3.	Party B shall be responsible for the editing, review and production of the information that it provides, and ensure the timeliness, truthfulness, reliability and legality of such information, and assume related liabilities thereto.

4.	Party B is liable for founding the website column of “Monternet—my service”. When the customers land the website, it shows the column of “Monternet—my service” on the obvious position of the webpage. The context includes: the list of all services ordered by this custom in the website, and offering the function inquiring and canceling of this service behind the list. The interfacial setup in the course of the order of the service shall be convenient for the customers to know the context and service offered by SP, and has the charging standard exact and clear, and at least includes the basis functions such as attestation, adding, deleting, altering, and consulting etc. When the customers order the service successfully, the system shall clew the customers that “this service has been added to the column of ‘Monternet—my service’, if you want to inquire or cancel this service, please knock ‘Monternet—my service’”.

5.	Party B shall ensure the systemic debugging, operating, amending work not be carried through during Party A’s busy time, and the work that shall bring the severe infection to the customers be carried through at the late night. Party B shall make sure that the process of the above-mentioned work shall not affect the Party A’s normal network operation, and Party A is liable for any malfunction to Party A’s network system arising therefrom.

6.	Party B shall make prior notice to Party A in writing for the testing, activation and modification of its system, and notify subscribers of the same through effective means such as email, advertisement or short messages upon Party A’s confirmation thereof, and shall reduce the impact on subscribers to the minimum degree.

7.	Party B shall observe Party A’s emergency adjustment to the volume of short messages so as to ensure the normal operation of WAP services.

8.	Party B undertakes not to create overload transmission volume that would harm the network safety when transmitting short-messages to Party A’ communication platform.

9.	Party B shall provide 7 days a week and 24 hours day system maintenance.

EXHIBIT 2

BILLING AND SETTLEMENT

For uploading service: 0.1 Yuan/piece;

For asymmetrical downloading of SMS, Party B shall pay Party A network fees according to the following rate:

NUMBER OF MESSAGES/MONTH	YUAN/MESSAGE

Below 5000,000	0.08

5000,000-10,000,000	0.07

10,000,000-20,000,000	0.06

Above 20,000,000	0.05

Party B shall be entitled to the information service fees paid by customers, which shall be collected by Party A on Party B’s behalf and Party B shall pay Party A 15% of the fees collectable as collection fee, and the remaining 85% of fees collectable shall be paid to Party B. The Fees settlement month shall be one month later than the month when the actual the debt and credit relationship occurs.

The parties shall before the 10h of each month (settlement month) verify the data of previous month’s information service fees receivable and actually paid, and, upon verification, settle the account no later than the 25th of each month (settlement month).

EXHIBIT 4

INFORMATION SOURCE NETWORKING INFORMATION

SAFETY AND SECURITY LIABILITY STATEMENT

The responsible unit for the information source hereby guarantee to observe the following when access to CMNET or SMS gateway (including SMS Platform of IOD and SMS center) of Guangdong Mobile Communication Corporations:

I.	To observe the state related laws, administrative statutes, management rules, and to strictly carry out information safety administrative rules.

II.	Not to use China mobile net (CMNET) or short message gateway (include short message platform IOD, SM center) to pursue any illegal endangering activities to the national security or giving away state secrets etc. is forbidden. Using China mobile net (CMNET) or short message gateway (include short message platform IOD, SM center) to make, consult, copy and spread information that violates constitution or the laws, breaches society stability, destroys national unionization., ethnologic comity or info that is sexual or violent, is forbidden. Using China mobile net (CMNET) or short message gateway (include short message platform IOD, SM center) to issue the information with following content is forbidden, too:

1.	Contain the information involved objecting to the basic principles of the constitution

2.	Contain the information involved endangering activities of the national security, giving away state secrets, overthrowing the government, or destroying the unification of the motherland;

3.	Contain the information involved damaging national honor and interests;

4.	Contain the information involved fomenting national hatred, ethnic discrimination, and wrecking the unity of the nationalities

5.	Contain the information involved destroying the policy of national religion and propagating heresy and feudalistic superstition.

6.	Contain the information involved spreading rumors, upsetting the social order and destroying the social stability.

7.	Contain the information involved spreading obscene things, eroticism, gamble, violence, homicide and horror, and instigating to commit a crime.

8.	Contain the information involved insulting or slandering others or violating others’ legal rights and interests.

9.	Contain the content that law and other administrative statutes forbid.

Once the above information concerning the illegal activities or other kinds of harm is found out, measures shall be taken immediately to cease such activities and report to the relevant authority.

III.	The responsible unit for information source shall be in compliance with the state laws concerning Intellectual Property.

IV.	The responsible unit for information source shall set up the effective information security and confidentiality controlling system and technical protection measures, and shall undertake the relevant authority’s administration, supervision and check.

V.	In the event that the above provisions are breached, Guangdong Mobile Telecom Co., Ltd. shall be entitled to take measures to shut the relevant information source connecting channels, meanwhile, it shall claim for the liability of the responsible units and terminate the cooperation with such responsible units. This liability statement shall be kept by Guangdong Mobile Telecom Co., Ltd.

The responsible unit: Shanghai Ji Da Network Technology Co., Ltd.

Authorized Representative:	/s/ Victor Wang

(Signature and seal)

Date: November 7, 2002